EXHIBIT 23.2
INDEPENDENT AUDITORS’ CONSENT
The Board of Directors
Gentiva Health Services, Inc.:
      We consent to the use of our report dated May 15, 2006, with respect to the consolidated balance sheets of The Healthfield Group, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Atlanta, Georgia
May 25, 2006